UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                        WASHINGTON, D.C. 20549



                               FORM S-8

       REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


     PHYSICIANS LASER SERVICES, INC. (f/k/a EXCEL RESOURCES, INC.)
            (Name of Registrant as Specified in its Charter)

                            Delaware
(State or other jurisdiction of incorporation or organization)

                           13-3188137
             (I.R.S. Employer Identification Number)


3200, N. Federal Highway, P.O. Box 907, Boca Raton, FL 33429-0907
             (Address of Principal Executive Office)


               Employee/Consultant Compensation Plan
                    (Full title of the plan)


                       Frank R. Brady, Esq.
                        Frank Brady, P.A.
                     370 Camino Gardens Blvd.
                      Boca Raton, FL 33432
             (Name and Address of Agent for Service)


                           407-338-9256
  (Telephone number, including area code, of Agent for Service)



                Calculation of Registration Fee:

Title of securities to be reported - COMMON STOCK

Amount to be registered - 350,000 shares

Proposed maximum
offering price per unit - $1.00

Proposed maximum
aggregate offering price - $350,000.00

Amount of registration fee - $120.69
                          PART I

Item 1. Plan Information. (a)(1) The title of the Plan shall be the "Employee/Consultant Compensation Plan" and the name of the Registrant whose securities are to be offered pursuant to the plan is Physicians Laser Services, Inc.

            (2) The general nature and purpose of the plan is to pay and satisfy the compensation (in the form of shares of the Registrant's common stock) owed to certain officers, consultants and advisors of the Registrant who have assisted the Registrant in organizing and making current its filings with the Commission, marketing the Registrant's mobile laser business, planning and negotiating for the acquisition of subsidiary companies for Registrant. The duration of the plan shall be for a period of one year after the date of filing of this Form S-8 with the Securities Exchange Commission. There are no provisions for early termination of modification of the plan. The plan is not intended to be any form of tax deferred compensation or other retirement benefit plan.
            Rather, it is intended exclusively for payment of compensation to officers, consultants and advisors pursuant to written contracts between such consultants, advisors or employees and the Registrant or outstanding obligations of the Registrant to such consultants, advisors and/or employees predating this Form S-8.

            (3) The plan is not an employee retirement benefit plan and is not subject to any provision of ERISA.

            (4) The address and telephone number that may be used to obtain additional information about the plan being registered in this Form S-8 is (561) 750-2300. Since the exclusive purpose of this plan is to provide compensation (in the form of shares of the Registrant's capital stock) to the officers, consultants and advisors of the Registrant, there are no assets of the plan, nor is there any investment of any funds in the plan.

      (b) (1) The title and total amount of securities to be offered pursuant to the plan is 350,000 shares of Registrant's common stock.

            (2) The stock offered under the plan has been registered under section 6 of the Securities Act of 1933 and an order declaring the registration statement effective pursuant to section 8(a) of the Securities Act of 1933 has been issued on June 13, 1984. The Registrant's SEC file number is 2-89401, and the information contained in the aforesaid registration statement is hereby incorporated into this Form S-8 by reference.

      (c) Persons and parties who may participate in the plan include, exclusively: the officers of the Registrant and its consultants and business advisors who have assisted the Registrant in applying for its registration on the NASD bulletin board exchange, negotiated in behalf of the Registrant with merger and/or acquisition candidates, provided management consulting services, legal advice and/or accounting advice or services to Registrant, provided market analysis for the Registrant's mobile laser business and assisted the Registrant in making current all filings necessary or appropriate under section 15(d) of the Securities Exchange Act of 1934.

      (d) The period of time within which the above described officers, consultants and advisors may participate in the plan is one year from the date of filing of this Form S-8 with the Securities Exchange Commission. The basis of the price at which the securities may be purchased is one share of common stock for each $1.00 billed to the Registrant for services rendered by the officers, consultants and advisors who are eligible to participate as described in paragraph (c) above for the bona fide services rendered by such officers, business consultants and advisors. The securities are not to be purchased in the open market, but instead, are to be issued directly by the Registrant. Accordingly, no commission or other charges are imposed for the issuance of the shares.

      (e) The Registrant has informed its consultants, advisors, employees and others eligible to participate in the plan that the shares issued under this plan are restricted only as provided under and in accordance with Rules 415 and 701 of the Rules and Regulations under the Securities Act of 1933, as amended, and as provided in subparagraphs 1(b), 2 and 3(b) of paragraph C of the General Instructions to Form S-8.

      (f) The plan is not, and is not in any way intended to be, a "qualified plan" under section 401 of the Internal
            Revenue Code. Paragraphs (g), (h), (i) and (j) of Item 1 are inapplicable.

                                   PART II

Item 3. Incorporation of Documents by Reference. The following documents are incorporated herein by reference: (a) the Registrant's registration statement and order declaring the same to be effective dated June 13, 1984; (b) the Registrant's latest form 10-QSB filed with the SEC on May 22, 1996; (c) the Registrant's latest annual report (Form 10-K for 1995) filed pursuant to section 13(a) or 15(d) of the Securities Exchange Act of 1934 and the Registrant's audited financial statements for the period ended October 31, 1995 attached to its Form 10-K for 1995; and (d) all other reports filed pursuant to section 13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of the fiscal year covered by the documents referred to in (b) above.


Item 4. Description of Securities. (a)(1) The securities registered under this compensatory benefit plan are the Registrant's common stock, which bear the exclusive right to vote on all matters requiring shareholder approval under the Registrant's bylaws and the right to receive all dividends declared by the Registrant board of directors. The Registrant has authorized up to 10 million shares of preferred stock; however, there are no shares of preferred stock currently issued or outstanding by the Registrant or any other securities having a preference on dividends, liquidation or assets of the Registrant over the rights of the common equity securities holders.

            (2) The Registrant is not including any preferred stock as part of this plan.

            (3) Except as summarized in Item 4(a)(1), there are no other material rights of the owners of the stock included in this compensatory benefit plan.

            (4)  There are no material provisions of the
            Registrant's articles of incorporation or bylaws that may delay, defer or prevent the occurrence of a "Change in Control".

      (b) The Registrant is not offering or including in this compensatory benefit plan any debt securities.

      (c) The Registrant is not offering or including in this compensatory benefit plan any other securities.


Item 5. Interests of Named Experts and Counsel. The Registrant has not engaged any "expert" within the meaning of Item 509 of Regulation S-K for the purpose of preparing this registration statement. The Registrant has engaged Frank R. Brady, Esq. of the law office of Frank Brady, P.A., 370 W. Camino Gardens Blvd., Suites 336 & 337, Boca Raton, Florida 33432 as its "counsel" who is to receive a substantial interest in the shares of Registrant's common stock registered under this Form S-8 in consideration for bona fide services rendered to Registrant during the six month period preceding the date of this Form S-8.


Item 6.     Indemnification of Directors.  The Registrant's
            President & CEO and the Chairman of its Board of Directors is each a controlling person and, pursuant to their respective employment contracts, each has been indemnified by the Registrant with respect to errors or omissions in the performance of their duties as officers and directors of the Registrant.


Item 7. Exemption from Registration. The Registrant is claiming an exemption from registration for the securities constituting part of this compensatory benefit plan pursuant to Rule 415 and Regulation E, Rule 701 of the Rules and Regulations under Securities Act of 1933, as amended. Specifically, in accordance with paragraph (b)(1)(i) of Rule 701, the Registrant has established this compensatory benefit plan for the participation of its employees, directors, officers, consultants and advisors as compensation for bona fide services rendered or to be rendered to the Registrant, and has informed such employees, directors, officers, consultants and advisors that compensation under this plan must not be for services rendered in connection with the offer and sale of securities in a capital raising transaction.

            The Registrant has also claimed an exemption for reoffers and resales on a continuous and delayed basis in the future of any restricted securities issued under this compensatory benefit plan pursuant to general instruction C of Form S-8 and, in connection therewith, has prepared a separate reoffer prospectus as a part of this Form S-8 registration statement.


Item 8. Exhibits. The Registrant has previously filed a registration statement under section 6 of the Securities Act of 1933 and an order declaring the registration statement effective pursuant to section 8(a) of the Securities Act of 1933 has been issued by the Securities Exchange Commission on June 13, 1984. The Registrant's SEC file number is 2-89401, and the stock offered under the plan is the same as has already been so registered. The information contained in the aforesaid registration statement is hereby incorporated into this Form S-8 by reference. As indicated in Item 3 of this Form S-8, the Registrant also incorporates the Registrant's latest annual report (Form 10-K for 1995) filed pursuant to section 13(a) or 15(d) of the Securities Exchange Act of 1934 and the Registrant's audited financial statements for the period ended October 31, 1995 attached to its Form 10-K for 1995; and all other reports filed pursuant to section 13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of the Registrant's 1995 fiscal year. As indicated in Item 7 of this Form S-8, the Registrant also incorporates into this Form S-8 the reoffer prospectus prepared and filed contemporaneously with this Form S-8.


Item 9. Undertakings. The Registrant hereby undertakes to comply, to the extent not previously complied with in its June 13, 1984 registration statement, all requirements of Item 512 of Regulation S-B or S-K, as applicable.


      IN WITNESS WHEREOF, pursuant to the requirements of the Securities Act of 1933, the undersigned officer of the Registrant hereby certifies that the Registrant has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed in the name and on behalf of the Registrant by its undersigned duly authorized officer, in the City of Boca Raton, State of Florida on this 24th day of June, 1996.

Physicians Laser Services, Inc.
(f/k/a Ex-Cel Resources, Inc.)


By:/s/ Raymond F. Stack, president
   and treasurer


      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on this 24th day of June, 1996, constituting the full board of directors of the Registrant.

/s/ Raymond F. Stack, as member of
    Registrant's board of directors


/s/ Gerard D. Grau, as a member of
    Registrant's board of directors